Exhibit 7


FIRST AMENDMENT TO
THE DEFINED CONTRIBUTION PLAN (PLAN A)
OF THE COOPERATIVE BANKS EMPLOYEES RETIREMENT
ASSOCIATION
(2003 RESTATEMENT)

	WHEREAS, the Cooperative Banks Employees Retirement
Association (the ``Association``) maintains the Defined
Contribution Plan (Plan A) of the Cooperative Banks Employees
Retirement Association (2003 Restatement), as amended and restated effective January 1, 2004 (the ``Plan``), which Plan was originally effective in 1976; and

	WHEREAS, the Association has reserved the right in
Section 14.1 of the Plan to amend said Plan;

NOW, THEREFORE, the Plan is amended as follows:

(1) Section 2.8(a) is amended in its entirety effective as of January 1, 2004 to read as follows:

``2.8	``Compensation`` means:

     (a) for purposes of determining contributions under the Plan, the amount of compensation described in (i) (iv) below, as elected by the Participating Employer in its Adoption
Agreement, where:
    (i)  is the basic salary and wages paid to a
Participant during a Plan Year by the Participating
Employer, increased by any amounts that would have been received by the Participant from the Participating Employer as basic salary and wages but for an election under sections 125, 132(f), 401(k), or 403(b) of the Code, but excluding all additional amounts such as overtime, commissions, or bonus payments;
    (ii)  is the basic salary and wages paid to a
Participant during a Plan Year by the Participating
Employer, increased by draws against commissions, mortgage originator`s commissions (up to the amount, if any, elected by a Participating Employer in its Adoption Agreement) and any amounts which would have been received by the Participant from the Participating Employer as basic salary and wages but for an election under sections 125, 132(f), 401(k), or 403(b) of the Code, but excluding all additional amounts such as overtime, commissions (including the commissions against which such draws are taken), or bonus payments;
    (iii)  is the total salary and wages paid to a
Participant during the Plan Year by the Participating
Employer, including overtime, bonus payments, and commissions, increased by any amounts which would have been received by the Participant from the Participating Employer as total salary and wages but for an election under sections 125, 132(f), 401(k), or 403(b) of the Code; and
    (iv)  is the total salary and wages paid to a
Participant during the Plan Year by the Participating
Employer, increased by any amounts which would have been received by the Participant from the Participating Employer as total salary and wages but for an election under sections 125, 132(f), 401(k), or 403(b) of the Code but reduced by the amounts, if any, described in (A)-(C) below, as elected by the Participating Employer in its Adoption
Agreement:
(A)  overtime;

(B)	 commissions; or

(C)  bonus payments.

        A Participating Employer may elect in its Adoption
Agreement a different amount of Compensation under subparagraphs (a)(i) (iv) above for purposes of determining different types of contributions under the Plan.``
(2) Section 10.13(a)(4) is amended in its entirety effective as of January 1, 2004 to read as follows:
     ``(4) to receive his or her Employee Contributions in a single cash payment and to transfer the balance of his or her Account, in whole or in part, to Plan C for the purpose described in (3) above; or``
(4) Section 10.13(a)(5) is amended in its entirety effective as of January 1, 2004 to read as follows:
		``(5) to receive his or her entire Account, other than his or her Matching, Discretionary and Nonelective
Contribution Accounts, and to transfer the balance of his or her Account, in whole or in part, to Plan C for the purpose described in subparagraph (3) above; or``

        IN WITNESS WHEREOF, the Association has caused this instrument of amendment to be executed by its duly authorized officer this 1st day of January, 2004.

THE COOPERATIVE BANKS
EMPLOYEES RETIREMENT
ASSOCIATION


		By: /s/  Francis X. Maloney
	Title: President
2004 Plan A Amendment One to 2003 Restatement.DOC	-3-


2004 Plan A Amendment One to 2003 Restatement.DOC